EXHIBIT B
Transactions in Common Stock by Pebbleton Corporation N.V.
During the Past Sixty (60) Days
     Exhibit B of the Original Schedule 13D is hereby amended to add the following:
     The following sales of shares of Pioneer Drilling Company have been made by Pebbleton Corporation N.V. and were effected on the NYSE Amex since September 24, 2010:

Date	Securities Involved	Price per Share
November 5, 2010	17,388	$6.25
November 15, 2010	154,633	$7.00
November 17, 2010	8,541	$7.00
November 18, 2010	183,959	$7.03
November 19, 2010	85,900	$7.08

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